EXHIBIT 8

SUBSIDIARIES OF MILLEA HOLDINGS, INC.*

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
Tokio Marine & Nichido Fire Insurance Co., Ltd.**	Japan	100.0%
Tokio Marine & Nichido Life Insurance Co., Ltd.	Japan	100.0%
Tokio Marine & Nichido Financial Life Co., Ltd.	Japan	100.0%
Tokio Marine Asset Management Company, Limited	Japan	97.5%
Tokio Marine & Nichido Career Service Co., Ltd.	Japan	100.0%
Trans Pacific Insurance Company	New York, U.S.A.	100.0%
Tokio Marine Europe Insurance Limited	U.K.	100.0%
Tokio Marine Global Re Limited	Ireland	100.0%
Millea Asia Pte. Ltd.	Singapore	100.0%
The Tokio Marine and Fire Insurance Company (Singapore) Pte. Limited	Singapore	100.0%
The Tokio Marine and Fire Insurance Company (Hong Kong) Limited	Hong Kong, China	100.0%
Tokio Marine Brasil Seguradora S.A.	Brazil	91.3%
Tokio Millennium Re Ltd.	Bermuda	100.0%
Tokio Marine Financial Solutions Ltd.	Cayman Islands	100.0%

*	As of March 31, 2005.
**	The Tokio Marine and Fire Insurance Company, Limited merged with The Nichido Fire and Marine Insurance Company, Limited on October 1, 2004 and was renamed Tokio Marine & Nichido Fire Insurance Co., Ltd.